EXHIBIT 10.2

July 7, 2005

Sirenza Microdevices, Inc.

303 S. Technology Court

Broomfield, CO 80021

Attn: Board of Directors

Gentlemen:

I hereby resign, effective immediately, from my position as Chief Financial Officer of Sirenza Microdevices, Inc. (“Sirenza”) and any other positions I may hold with Sirenza and any of its subsidiaries, other than the position of Special Assistant to the CEO, which I understand I have been appointed to today.

In addition, while I intend to continue to serve as Special Assistant to the CEO on an at-will basis for so long as Sirenza requests and at my current salary of $8,653.85 per bi-weekly pay period in the interim, I hereby resign from that position as well, effective as of September 30, 2005. I understand that while I continue to serve as Special Assistant to the CEO, my outstanding stock options will continue to vest monthly on their stated terms, and I will continue to have access to the Company’s standard employee benefits programs.

These resignations are voluntary on my part and are motivated by my wish to relocate to California, and are not occasioned by any action taken by the Company or any disagreement with the Company.

I understand and agree that each of these resignations is a “Voluntary Termination” as defined in the Executive Employment Agreement effective August 1, 2003 (the “Agreement”) by and between myself and Sirenza, and I agree that notwithstanding anything to the contrary in the Agreement, neither such resignations nor any related change in my duties and/or appointments by Sirenza to fill my vacated positions (whether occurring before or after the effective date of any such resignation) triggers any payments, vesting or other severance benefits to me under the Agreement.

Please acknowledge your receipt of this letter and agreement to its terms by signing below.

Sincerely,

/s/ Thomas J. Scannell
Thomas J. Scannell

Acknowledged and agreed:

Sirenza Microdevices, Inc.

/s/ Robert Van Buskirk
Robert Van Buskirk
Chief Executive Officer